PROVINCE OF MANITOBA
NOTES TO THE QUARTERLY FINANCIAL REPORT
FOR THE NINE MONTHS – APRIL TO DECEMBER 2004

This report presents the unaudited financial results of the Province of Manitoba for the third quarter of the 2004/05 fiscal year.

The report is based on the organizational structure of departments established in the 2004/05 Estimates, including a change in the capital accounting policy to allow for capitalization of infrastructure. The comparative data provided for the 2003/04 fiscal year has been restated to reflect the current organizational structure of departments as well as the change in accounting policy.

THIRD QUARTER – ACTUAL TO ESTIMATE

The third quarter result of a net expenditure (excess expenditure over revenue) of $145.0 million was a $96.2 million improvement from the projection of $241.2 million. The improvement reflects actual expenditures being $66.2 million less than estimated, primarily due to differences in the timing of payments, and revenue being $30.0 million higher than estimated. For the period actual program expenditures were $59.0 million less than estimated while public debt costs were $7.2 million lower.

THIRD QUARTER COMPARED TO PREVIOUS YEAR’S RESULTS

Total revenues were $274.9 million more than the same period last year, primarily due to higher own source revenue to date.

Total expenditures were $196.3 million higher than the previous year with the largest increases continuing to occur in the departments of Health, Family Services and Housing, Education, Citizenship and Youth and Advanced Education and Training.

In total, the third quarter net expenditure was $78.6 million lower than for the same period last year.

CAPITAL INVESTMENT

Departmental expenditures for tangible capital assets were $90.2 million, $15.1 million less than estimated primarily due to timing variances. Expenditures were $5.2 million higher than for the same period last year. As noted previously, the 2003/04 capital investment expenditures were restated to reflect capitalization of infrastructure in 2004/05.

DEBT/PENSION REPAYMENT

The 2004 Budget provides for a $96.4 million contribution to the Debt Retirement Fund. As required by the balanced budget legislation, an allocation committee determines the share of those funds directed to pension or general purpose debt. In the 2004 Budget plan, the 2004/05 allocation is $75.0 million to the pension liability and $21.4 for general purpose debt. The debt retirement provisions of the Act also require that at least once every five years the Fund be collapsed and all amounts be allocated to the Province of Manitoba Sinking Fund (debt) or to the Pension Asset Fund. Therefore, $202.0 million has been applied against general purpose debt, comprised of the existing Fund balance plus $21.4 million from the 2004/05 allocation.

More recently, and as a result of changes to the accounting policy at the end of 2003/04 that affected the province’s accumulated deficit, the 2004/05 contribution to the Debt Retirement Fund is now forecast to be $98.5 million, an increase of $2.1 million from the 2004 Budget.

Province of Manitoba — Financial Quarterly

YEAR END PROJECTION

As indicated in the second quarter report, updated federal estimates for Equalization and the unanimous agreement of First Ministers for higher Canada Health and Social Transfers (CHST) have resulted in the 2004/05 forecast for transfer payments being significantly higher than budget. Equalization payments are forecast to be $184.0 million higher than budget as a result of changes included in the legislation that is currently before the House of Commons and $79.2 million higher due to changes to in-year entitlements. CHST payments will increase by $205.1 million, primarily as a result of Canada pre-funding the first five years of the federal commitment to reduce waiting times ($155.1 million) as well as other health related programs.

Own source revenue is currently forecast to be $80.6 million higher than budget, primarily due to an improvement in Corporation Income Tax and revenue from Manitoba Lotteries Corporation. These increases are partially offset by lower forecasts for Retail Sales Tax and Individual Income Tax. In total, revenues are projected to be $551.1 million higher than the budget level.

Expenditures are projected to be higher than budget levels, primarily as a result of continuing upward pressure in health care ($84.4 million), the impact of changes in accounting standards in the current year ($34.7 million), pressures in the Department of Family Services and Housing ($22.7 million), the on-going impact of the BSE crisis ($19.2 million) and the education tax reduction on farmland ($13.1 million). In total, expenditures are projected to be $237.7 million higher than budget.

The expenditure forecast includes all of the requirements that were approved in the special warrant in December, 2004 and the recently approved general special warrant.

The year end positive balance for 2004/05 is forecast to be $314.2 million reflecting the increases in transfer payments received from Canada that will be deposited into the Fiscal Stabilization Fund.

COMPLIANCE WITH BALANCED BUDGET LEGISLATION

The Balanced Budget, Debt Repayment and Taxpayer Accountability Act includes a requirement for the Minister of Finance to report on compliance with the Act in the government’s Third Quarter Financial Report (for the period ending December 31). Based on the year projection of a $314.2 million positive balance, the government will be in compliance with this Act.

FISCAL STABILIZATION FUND

No draw on the Fund is currently forecast, which is unchanged from the 2004 Budget. The Fund is projected to have a balance of $394.7 million at the end of the fiscal year. The year end balance is $289.2 million higher than the $105.5 million included in the Budget primarily as a result of increases in transfers from Canada, including the advance payments noted previously. The status of the Fiscal Stabilization Fund is provided on page 12.

BORROWING ACTIVITY

The original estimate of borrowing requirements identified in the 2004 Budget was $2,336.3 million including refinancing, funding for Manitoba Hydro, capital investments, Health’s capital programs and new self sustaining requirements. This requirement has increased to $2,582.4 million to accommodate debt for various programs called prior to maturity.

For the period April 1, 2004 to December 31, 2004, $223.6 million was raised through the issue of Builder Bonds and $2,009.4 million was raised in the public market.

Province of Manitoba — Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF REVENUE AND EXPENDITURE
FOR THE NINE MONTHS ENDED DECEMBER 31, 2004
(with comparative figures for December 31, 2003)
(UNAUDITED)

2003/04	2004/05	INCREASE		2004/05
ACTUAL	ACTUAL	(DECREASE)		ACTUAL	ESTIMATE	VARIANCE
(thousands of dollars)				(thousands of dollars)
			Revenue

3,365,706	3,634,419	268,713	Own Source Revenue	3,634,419	3,598,352	36,067

1,852,347	1,858,516	6,169	Government of Canada	1,858,516	1,864,569	(6,053)

5,218,053	5,492,935	274,882	Total Revenue	5,492,935	5,462,921	30,014

			Expenditure

5,211,224	5,424,785	213,561	Program Expenditure	5,424,785	5,483,804	(59,019)

230,465	213,174	(17,291)	Debt Servicing	213,174	220,315	(7,141)

5,441,689	5,637,959	196,270	Total Expenditure	5,637,959	5,704,119	(66,160)

(223,636)	(145,024)	78,612	Net Revenue/(Expenditure)	(145,024)	(241,198)	96,174

			Interfund Transfers

—	(96,357)	(96,357)	Debt/Pension Repayment	(96,357)	(96,357)	—
—	—	—	Fiscal Stabilization Fund	—	—	—

—	(96,357)	(96,357)	Total Interfund Transfers	(96,357)	(96,357)	—

			Balance Under Balanced
(223,636)	(241,381)	(17,745)	Budget Legislation	(241,381)	(337,555)	96,174

Province of Manitoba — Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF REVENUE
FOR THE NINE MONTHS ENDED DECEMBER 31, 2004
(with comparative figures for December 31, 2003)
(UNAUDITED)

2003/04	2004/05	INCREASE		2004/05
ACTUAL	ACTUAL	(DECREASE)		ACTUAL	ESTIMATE	VARIANCE
(thousands of dollars)				(thousands of dollars)
			Taxation:
			Finance
1,257,509	1,307,540	50,031	- Individual Income Tax	1,307,540	1,309,005	(1,465)
198,376	243,552	45,176	- Corporation Income Tax	243,552	242,940	612
104,278	116,226	11,948	- Corporation Capital Tax	116,226	111,317	4,909
109,325	103,727	(5,598)	- Gasoline Tax	103,727	105,187	(1,460)
38,935	40,680	1,745	- Insurance Corporations Tax	40,680	39,896	784
15,179	19,581	4,402	- Land Transfer Tax	19,581	17,152	2,429
177,996	187,370	9,374	- Levy for Health and Education	187,370	184,945	2,425
17,887	20,000	2,113	- Mining Tax	20,000	20,000	—
46,962	53,573	6,611	- Motive Fuel Tax	53,573	53,662	(89)
725,616	764,857	39,241	- Retail Sales Tax	764,857	760,961	3,896
39,987	40,845	858	- Revenue Act, 1964, Part 1	40,845	40,894	(49)
130,580	140,736	10,156	- Tobacco Tax	140,736	138,185	2,551
2,191	2,191	—	- Environmental Protection Tax	2,191	2,169	22
71	71	—	- Other	71	72	(1)

2,864,892	3,040,949	176,057		3,040,949	3,026,385	14,564

			Industry, Economic Development & Mines
2,290	2,197	(93)	- Oil and Natural Gas Tax	2,197	2,057	140

2,867,182	3,043,146	175,964		3,043,146	3,028,442	14,704

			Other Revenue:
17,918	23,606	5,688	Justice	23,606	24,005	(399)
69,004	83,897	14,893	Transportation and Government Services	83,897	81,921	1,976
45,609	75,152	29,543	Water Stewardship - Water Power Rentals	75,152	70,055	5,097
181,000	197,000	16,000	Manitoba Lotteries Corporation	197,000	187,000	10,000
117,200	130,000	12,800	Manitoba Liquor Control Commission	130,000	118,100	11,900
67,793	81,618	13,825	Other Departments	81,618	88,829	(7,211)

498,524	591,273	92,749		591,273	569,910	21,363

3,365,706	3,634,419	268,713	Total Own Source Revenue	3,634,419	3,598,352	36,067

Province of Manitoba — Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF REVENUE
FOR THE NINE MONTHS ENDED DECEMBER 31, 2004
(with comparative figures for December 31, 2003)
(UNAUDITED)

2003/04	2004/05	INCREASE		2004/05
ACTUAL	ACTUAL	(DECREASE)		ACTUAL	ESTIMATE	VARIANCE
(thousands of dollars)				(thousands of dollars)
			Government of Canada:
1,085,356	1,136,317	50,961	Equalization	1,136,317	1,136,317	—
576,088	600,407	24,319	Canada Health and Social Transfer (CHST)	600,407	601,524	(1,117)
90,679	—	(90,679)	- CHST Supplement	—	—	—
27,456	41,194	13,738	Health Reform Fund	41,194	41,238	(44)
			Other Health Funds
2,048	1,660	(388)	- Primary Health Care Transition Fund	1,660	2,328	(668)
10,467	1,987	(8,480)	- Medical Equipment Fund	1,987	2,304	(317)
1,108	3,231	2,123	- Diagnostic Medical Equipment Fund	3,231	7,230	(3,999)
—	14,618	14,618	- Public Health Immunization Fund	14,618	14,619	(1)

13,623	21,496	7,873	Total Other Health Funds	21,496	26,481	(4,985)
59,145	59,102	(43)	Other Departments	59,102	59,009	93

1,852,347	1,858,516	6,169	Total Government of Canada	1,858,516	1,864,569	(6,053)

5,218,053	5,492,935	274,882	Total Revenue	5,492,935	5,462,921	30,014

Province of Manitoba — Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF PART A – OPERATING EXPENDITURE
FOR THE NINE MONTHS ENDED DECEMBER 31, 2004
(with comparative figures for December 31, 2003)

(UNAUDITED)

2003/04	2004/05	INCREASE		2004/05
ACTUAL	ACTUAL	(DECREASE)		ACTUAL	ESTIMATE	VARIANCE
(thousands of dollars)				(thousands of dollars)
24,729	18,275	(6,454)	Legislative Assembly	18,275	19,030	(755)
2,222	2,181	(41)	Executive Council	2,181	2,246	(65)
20,968	21,530	562	Aboriginal and Northern Affairs	21,530	22,341	(811)
389,538	410,147	20,609	Advanced Education and Training	410,147	406,276	3,871
72,816	61,247	(11,569)	Agriculture, Food and Rural Initiatives	61,247	87,220	(25,973)
3,206	3,564	358	Civil Service Commission	3,564	3,643	(79)
77,511	79,415	1,904	Conservation	79,415	79,254	161
49,349	52,123	2,774	Culture, Heritage and Tourism	52,123	53,173	(1,050)
794,841	844,869	50,028	Education, Citizenship and Youth	844,869	833,566	11,303
43,618	42,136	(1,482)	Employee Pensions and Other Costs	42,136	43,050	(914)
41,345	39,453	(1,892)	Energy, Science and Technology	39,453	41,213	(1,760)
623,709	674,906	51,197	Family Services and Housing	674,906	682,891	(7,985)
81,310	82,642	1,332	Finance - Departmental Costs	82,642	83,490	(848)
230,465	213,174	(17,291)	Finance - Debt Servicing Costs	213,174	220,315	(7,141)
2,284,402	2,432,823	148,421	Health	2,432,823	2,442,785	(9,962)
13,593	14,969	1,376	Healthy Child Manitoba	14,969	15,586	(617)
14,929	14,799	(130)	Industry, Economic Development and Mines	14,799	15,503	(704)
82,689	72,565	(10,124)	Intergovernmental Affairs and Trade	72,565	93,895	(21,330)
177,673	185,842	8,169	Justice	185,842	188,282	(2,440)
20,722	21,273	551	Labour and Immigration	21,273	21,475	(202)
523	563	40	Seniors Directorate	563	571	(8)
7,955	7,995	40	Sport	7,995	8,034	(39)
274,021	280,051	6,030	Transportation and Government Services	280,051	281,290	(1,239)
35,860	32,303	(3,557)	Water Stewardship	32,303	33,739	(1,436)
1,717	1,502	(215)	Enabling Appropriations	1,502	1,982	(480)
71,978	27,612	(44,366)	Other Appropriations	27,612	23,269	4,343

5,441,689	5,637,959	196,270	Total Expenditure	5,637,959	5,704,119	(66,160)

Province of Manitoba — Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF PART B – CAPITAL INVESTMENT
FOR THE NINE MONTHS ENDED DECEMBER 31, 2004
(with comparative figures for December 31, 2003)
(UNAUDITED)

2003/04	2004/05	INCREASE		2004/05
ACTUAL	ACTUAL	(DECREASE)		ACTUAL	ESTIMATE	VARIANCE
(thousands of dollars)				(thousands of dollars)
			General Assets

81	36	(45)	Legislative Assembly	36	61	(25)
—	423	423	Advanced Education and Training	423	815	(392)
28	27	(1)	Agriculture, Food and Rural Initiatives	27	150	(123)
266	378	112	Conservation	378	588	(210)
—	—	—	Culture, Heritage and Tourism	—	150	(150)
488	5,392	4,904	Energy, Science and Technology	5,392	6,335	(943)
1,308	655	(653)	Family Services and Housing	655	886	(231)
268	355	87	Finance	355	340	15
1,020	1,159	139	Health	1,159	1,807	(648)
713	1,187	474	Justice	1,187	1,457	(270)
12,572	12,905	333	Transportation and Government Services	12,905	14,524	(1,619)
2,817	213	(2,604)	Enabling Appropriations	213	411	(198)

19,561	22,730	3,169	Total General Assets	22,730	27,524	(4,794)

			Infrastructure Assets

437	1,437	1,000	Conservation	1,437	1,976	(539)
62,754	64,081	1,327	Transportation and Government Services	64,081	72,000	(7,919)
2,239	1,948	(291)	Water Stewardship	1,948	3,800	(1,852)

65,430	67,466	2,036	Total Infrastucture Assets	67,466	77,776	(10,310)

84,991	90,196	5,205	Total Capital Assets	90,196	105,300	(15,104)

Province of Manitoba — Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF VALUATION AND PURPOSE OF
DIRECT AND GUARANTEED DEBT OUTSTANDING
DECEMBER 31, 2004
(with comparative figures for March 31, 2004)
(UNAUDITED)

	Canadian Dollar	Canadian Dollar	Increase/(Decrease)
	Valuation	Valuation	December 31/04
	(Note 1)	(Note 1)	over
	December 31/04	Mar 31/04	Mar 31/04
	(thousands of dollars)
Direct Debt Payable in:
Canadian Dollars	13,796,979	13,120,739	676,240
Issues Hedged to Canadian Dollars	2,982,191	3,210,936	(228,745)
U.S. Dollars	2,046,120	2,227,850	(181,730)
Issues Hedged to U.S. Dollars	879,774	957,913	(78,139)

Total Direct Debt	19,705,064	19,517,438	187,626

Guaranteed Debt Payable in:
Canadian Dollars	713,589	910,083	(196,494)
U.S. Dollars	—	12,450	(12,450)

Total Guaranteed Debt	713,589	922,533	(208,944)

Total Direct and Guaranteed Debt (note 2)	20,418,653	20,439,971	(21,318)
Less: Sinking Fund Investments	4,511,308	4,580,312	(69,004)
Less: Debt Retirement Fund	—	180,325	(180,325)

Net Direct and Guaranteed Debt (note 3)	15,907,345	15,679,334	228,011

Province of Manitoba — Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF VALUATION AND PURPOSE OF
DIRECT AND GUARANTEED DEBT OUTSTANDING
DECEMBER 31, 2004
(with comparative figures for March 31, 2004)

(UNAUDITED)

NOTES:

1.	The Canadian Dollar Valuation is calculated using the foreign currency exchange rates in effect at December 31, 2004 and at March 31, 2004. As at December 31, 2004, the US dollar exchange rate was $1.2036 ($1.3105 at March 31, 2004).

2.	Direct and Guaranteed Debt are payable in Canadian and U.S. dollars. As at December 31, 2004, total Gross Debt was payable 86% in Canadian dollars and 14% in U.S. dollars. Of this total, General Government Program Debt and Other Debt was 100% payable in Canadian dollars. Manitoba Hydro Debt was payable 60% in Canadian dollars (57% at March 31, 2004) and 40% in U.S. dollars (43% at March 31, 2004).

3.	The above debt was issued for the following purposes:

	December 31, 2004			March 31, 2004
	($ Thousands)		($ per capita)	($ Thousands)		($ per capita)
			(Note 4)			(Note 4)
General Government Programs	6,574,499		5,604	6,545,810		5,607
The Manitoba Hydro-Electric Board	6,678,631		5,693	6,648,603		5,695
Capital Investments	351,667		300	321,284		275
Manitoba Hospital Facilities	522,000		445	499,000		427
Government Enterprises and Other	484,359		413	477,642	(Note 5)	409
Other	1,296,189		1,105	1,186,995		1,017

Total	15,907,345	(Note 6)	13,560	15,679,334		13,430

4.	Per Capita data is based upon population figures as at October 1, 2004 and April 1, 2004 as reported by Statistics Canada.

5.	In 2003/04, the Province, in accordance with Canadian GAAP, changed its accounting treatment for certain amounts owed to the Federal Government and for debentures issued by certain school boards and hospitals, the debt service of which is paid with future grants from the Government. Amounts owed to the Federal Government over time, which were previously treated as accounts payable are now accounted for as loans payable. Debentures issued by school boards and hospitals, were previously recognized as an expense over the life of the debentures as grants for debt service were made and held by the Provincial Sinking Fund and Manitoba Public Insurance (MPI), (a Crown corporation). Now the obligation to fund debt principal repayments is expensed in full at the time the debenture is issued. Any of these debentures held by MPI are recorded as “Loans Payable to Government Enterprises”. The Government also recognized a loan payable in respect of the pension liability of the Manitoba Liquor Control Commission.

6.	General Government Program Debt increased by $28.7 million due to the funding of disaster related items offset by the annual contribution to the Debt Retirement Fund and matured debt not yet funded. All other debt increased $199.3 million due to the continued consolidation of Hospital Facilities debt on to the Province’s records, Provincial Part B Capital requirements, an increase in loans payable to MPI for School Division debentures purchased and Manitoba Hydro’s new capital requirements offset by a net increase in Manitoba Hydro’s sinking fund together with the impact of a stronger Canadian dollar. Manitoba Hydro’s U.S. dollar revenues are sufficient to pay the interest and principal on all outstanding U.S. dollar debt.

7.	Manitoba’s net general purpose debt to GDP ratio is projected to be 16.4% in 2004/05, down from 17.2% in 2003/04 and from 20.8% in 1999/2000. GDP data reflects the latest information available from the Manitoba Bureau of Statistics.

Province of Manitoba – Financial Quarterly

PROVINCE OF MANITOBA
DEBT RETIREMENT FUND
PROJECTION FOR THE YEAR ENDING MARCH 31, 2005
(with comparative figures for March 31, 2004)

(UNAUDITED)

	2004/05	2003/04
	Projection	Actual (1)
	(thousands of dollars)
Fund Balance, Beginning of Year	180,325	151,850

Revenue:
Interest Earnings	1,861	7,118
Transfer from Operating Fund	98,500	96,357

	100,361	103,475

Expenditure:
Transfer to Operating Fund for:
- Pension Assets Fund (2)	(78,712)	(75,000)
- Sinking Fund Obligation (3)	(201,974)	—

	(280,686)	(75,000)

Fund Balance, End of Year	—	180,325

Notes:

(1)	Based on 2003/04 Public Accounts

(2)	The actual allocation of funds for 2004/05 was determined by the Allocation Committee as per Balanced Budget, Debt Repayment and Taxpayer Accountability Act.

(3)	Based on debt retirement provision of the Act that at least once every five years, the Fund be collapsed and all amounts allocated to the Sinking Fund or Pension Assets Fund.

Province of Manitoba – Financial Quarterly

PROVINCE OF MANITOBA
PENSION ASSETS FUND
PROJECTION FOR THE YEAR ENDING MARCH 31, 2005
(with comparative figures for March 31, 2004)

(UNAUDITED)

	2004/05	2003/04
	Projection	Actual (1)
	(thousands of dollars)
Fund Balance, Beginning of Year	267,157	150,707

Revenue:
Interest Earnings	31,250	38,451
Transfer from Debt Retirement Fund (2)	78,712	75,000
Transfer from Departments and Crown Corporations	5,963	2,999

	115,925	116,450

Fund Balance, End of Year	383,082	267,157

Notes:

(1)	Based on 2003/04 Public Accounts

(2)	The actual allocation of funds for 2004/05 was determined by the Allocation Committee as per the Balanced Budget, Debt Repayment and Taxpayer Accountability Act.

Province of Manitoba – Financial Quarterly

PROVINCE OF MANITOBA
FISCAL STABILIZATION FUND
PROJECTION FOR THE YEAR ENDING MARCH 31, 2005
(with comparative figures for March 31, 2004)

(UNAUDITED)

	2004/05	2003/04
	Projection	Actual (1)
	(thousands of dollars)
Fund Balance, Beginning of Year	78,881	235,514

Revenue
Interest Earnings	1,571	2,232

Interfund Transfers

Transfer to the Operating Fund	—	(171,500)

Transfer from the Operating Fund	314,207	12,635
- Re: Year-End Positive Balance

	314,207	(158,865)

Fund Balance, End of Year	394,659	78,881

Notes:

(1)	Based on 2003/04 Public Accounts

Province of Manitoba – Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
PROJECTION FOR THE YEAR ENDING MARCH 31, 2005

((UNAUDITED)

	Revised	Budget
	Projection	Projection
	(thousands of dollars)
Revenue	8,121,692	7,570,573

Expenditure	7,708,985	7,471,239

Net Revenue	412,707	99,334

Interfund Transfers
Debt/Pension Repayment	(98,500)	(96,357)
Fiscal Stabilization Fund	—	—

	(98,500)	(96,357)

Balance Under Balanced Budget Legislation	314,207	2,977

Province of Manitoba – Financial Quarterly